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                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                         INVESCO HIGH INCOME TRUST II

An Annual Meeting ("Meeting") of Shareholders of Invesco High Income Trust II (the "Trust") was held on August 2, 2013. The Meeting was held for the following purpose:

(1). Elect three Class III Trustees by the holders of Common Shares of the Trust, each of whom will serve for a three-year term or until a successor has been duly elected and qualified.

The results of the voting on the above matter were as follows:

                                                        Votes    Votes   Votes
Matter                                                   For    Against Abstain
------                                                --------- ------- -------
(1). R. Craig Kennedy................................ 6,803,818 439,923  6,589
     Colin D. Meadows................................ 6,803,485 440,257  6,588
     Hugo F. Sonnenschein............................ 6,800,775 442,899  6,656